Exhibit 10.12

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement ("Agreement") is entered into by and between Western Alliance Bank, an Arizona corporation (the "Employer"), Western Alliance Bancorporation, a Delaware corporation ("WAL"), their subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents ( collectively referred to herein as the "Employer Group"), and James Haught (the "Employee") (the Employer Group and the Employee are collectively referred to herein as the "Parties").
Employer informed Employee of its determination to make a leadership change in its organization, and that Employee's last day of employment with the Employer would be October 29, 2019 (the "Separation Date"). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies, or other benefits as an employee of the Employer Group, including coverage under any benefits plans or programs sponsored by the Employer Group. Notwithstanding the foregoing, the Employee will be eligible for continuation of health insurance pursuant to COBRA.

1.
Return of Property. Within 3 business days following the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in the Employee's possession.

2.
Employee Representations. The Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; and (b) he has been properly paid for all hours worked for the Employer, and that all commissions, bonuses and other compensation due to him has been paid, with the exception of his final payroll check for his salary and any other unpaid compensation through and including the Separation Date, which will be paid on the Separation Date. Any vested benefits under any of the Employer Group's employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer Group. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group's review and consideration.

3.
Separation Benefits. In consideration for the Employee's execution and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the following benefits:

(a)
A lump sum payment of $1,500,000.00 (the "Separation Payment"), less applicable employment and income tax withholdings, which shall be reported to the Employee on an IRS Form W-2. If Employee has provided the executed Agreement and this Agreement has not been revoked, Employer will send the Separation Payment to Employee within ten (10) business days after this Agreement becomes effective pursuant to Section 7.

The Employee understands, acknowledges, and agrees that these benefits stated in this Agreement exceed what he is otherwise entitled to receive, and that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

4.
General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns ( collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including the Employer's parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the "Releasees") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever ( collectively, "Claims"), whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee's hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act ("ADEA''), as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and any claims arising under the Arizona Civil Rights Act, Arizona Employment Protection Act, Arizona Medical Marijuana Act, and amendments to those laws to the extent that such Claims may be legally waived and released, as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other Federal, state, local, or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including, but not limited to, claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including, but not limited, to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

5.
Right to Participate In Agency Proceedings/Covenant Not to Sue. Nothing in this Agreement is intended to limit or impair in any way Employee's right to participate in any manner in any charge or complaint, or any investigation of a charge or complaint by any local, state, or federal agency, including the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Conm1ission ("SEC"). This includes providing documents or other info1mation, without notice to Employer. Employee waives any claim or right to receive damages or compensation on the basis of any such charge, complaint, or investigation; provided, however, that nothing herein shall be construed to waive or limit Employee's ability to receive any bounty or award for information provided to the SEC concerning suspected violations of law. This release does not waive any rights to unemployment or any rights that may not be released by private agreement. Employee also understands that Employee is not releasing or giving up any claims for any events or actions that happen after Employee executes this Agreement.

Employee agrees, however, that he will not pursue the charges, and will not bring a lawsuit against the Releasees asserting any of the claims released in this Agreement. Employee acknowledges and agrees that this Agreement may be pled as a complete bar to any lawsuit before any court with respect to any complaint or claim arising under any federal, state, local, or other law relating to any possible claim that existed or may have existed as a result of his employment or termination with Employer. This Agreement shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.), as amended by the Older Workers Benefit Protection Act.
If Employee or Employee's counsel is asked or subpoenaed or otherwise requested to testify or give evidence in any forum or form regarding this Agreement, Employee agrees to notify Employer in writing: (a) within 48 hours after receiving the subpoena or other verbal request to give evidence; or (b) before the date of Employee's testimony, whichever is earlier. Such notice shall be in writing and delivered to Employer through its representative, Barbara Kennedy, Chief Human Resources Officer, Western Alliance Bank, One E. Washington, Suite 1400, Phoenix, Arizona 85004. No part of this Agreement is intended to interfere with any function of the EEOC or any other comparable agency.

6.	Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

(a)	the Employee has read this Agreement in its entirety and understands all of its terms;

(b)	the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement;

(c)	the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein;

(d)	the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled;

(e)	the Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and

(f)	the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Employer.

7.
Periods for Considering and Revoking Agreement. This Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act (ADEA). To satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f) (OWBPA), the Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and consult with an attorney of his choice. Employee agrees that, if he signs this Agreement before the end of the above 21-day period, his signature is intended to waive his right to consider the Agreement for 21 days. The Parties agree that Employee may revoke this Agreement at any time within 7 days after signing the Agreement by written notice, delivered by overnight mail, to Barbara Kennedy, Chief Human Resources Officer, Western Alliance Bank, One E. Washington, Suite 1400, Phoenix, Arizona 85004. The Parties agree that this Agreement shall not become effective or enforceable until the 7 days have passed without a revocation being received. This Agreement will be revoked in its entirety if such notice is given, and Employer will have no obligation to take any of the actions or make any payment provided by this Agreement.

8.	Obligations Regarding Confidential Information.

(a)	Acknowledgment
The Employee understands and acknowledges that by virtue of his employment with the Employer he had access to and knowledge of Confidential Information related to the business. The Employee further understands and acknowledges that the restrictive covenant below is necessary to protect the Employer's legitimate business interests in its Confidential Information. The Employee further understands and acknowledges that the Employer's ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that the Employer would be irreparably harmed if the Employee violates the restrictive covenants below.

(b)	Definition of Confidential Information
The Employee understands and acknowledges that during the course of his employment by the Employer, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer's business and existing and prospective customers ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and the Employer's ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.
For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, strategies, agreements, terms of agreements, transactions, potential transactions, financial information, results, credit inf 01mation, market studies, sales information, customer/client information, and customer/client lists of the Employer, or of any other person or entity that has entrusted information to the Employer in confidence.
The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Employee understands and agrees that Confidential Information developed by him in the course of his employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person( s) acting on the Employee's behalf.

(c)	Disclosure and Use Restrictions

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer and, in any event, not to anyone outside of the direct employ of the Employer except as required in the performance of any of the Employee's remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential lnfo1mation, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer, except as required in the performance of any of the Employee's remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer.
The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

9.
Cooperation. The Parties agree that for a limited time following Employee's Separation Date the Employer may require information on certain matters for which the Employee was responsible or was involved with during his employment, and the Employer may seek the Employee's cooperation to transition those matters. Accordingly, for a period of 60 days after the Separation Date, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee's service to the Employer. Employer's requests pursuant to this Section shall be reasonable in time and scope, and Employee acknowledges and agrees the Separation Payment is sufficient consideration for all provisions of this Agreement, including reasonable requests pursuant to this Section.

10.
Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, derogatory, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

11.
Future Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with Employer Group, and he hereby agrees not to seek future employment with Employer Group. Employee further acknowledges and agrees that the forbearance to seek future employment stated in this Section 11 is purely contractual, and is in no way involuntary, discriminatory, or retaliatory.

12.
Confidentiality. The Employee agrees and covenants that he shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to his attorney, tax and financial advisors and/or immediate family members, or as may be required by law.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Employer's Chief Human Resources Officer.

13.
Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
If the Employee fails to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if he revokes the ADEA release contained in Section 4 within the seven-day revocation period, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

14.
Successors and Assigns. The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

15.
Medicare. Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Section) apply. Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

16.
Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Arizona, county of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.
Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to Employee's termination of employment with Employer and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and an Executive Officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the off ending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

20.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.	Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer Group.

23.	Notices. All notices under this Agreement must be given in writing by overnight delivery at the addresses indicated in this Agreement or any other address designated in writing by either party.

(a)	Notice to the Employer:
Barbara Kennedy
Chief Human Resources Officer
Western Alliance Bank
One E. Washington, Suite 1400
Phoenix, AZ 85004

(b)	Notice to the Employee will be directed to the last known address provided by Employee to Employer.

24.
Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE WESTERN ALLIANCE BANK AND THE EMPLOYER GROUP FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Date provided below.

EMPLOYEE		WESTERN ALLIANCE BANCORPORATION
WESTERN ALLIANCE BANK

Signature:	/s/ James Haught	Signature:	/s/ Barbara Kennedy

Printed Name:	James Haught	Printed Name:	Barbara Kennedy

Date:	November 2, 2019	Date:	November 2, 2019

		Title:	Chief Human Resources Officer